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                                                                       EXHIBIT 5
                                                                January 30, 1995
Board of Directors
CCB Financial Corporation
111 Corcoran Street
Durham, North Carolina 27701
RE: CCB Financial Corporation
     Registration Statement on Form S-4
       (Registration No. 33-57005
     Our File 93R0034(Q)
Lady and Gentlemen:
     We have acted as counsel to CCB Financial Corporation ("CCBF") in connection with an Agreement of Combination dated November 4, 1994, which was amended and restated as of December 1, 1994 (the "Agreement") to combine CCBF and Security Capital Bancorp ("SCBC") by merging a newly formed subsidiary of CCBF into SCBC (the "Merger") and, through a series of transactions, merging SCBC's financial institution subsidiaries into CCBF's principal banking subsidiary, Central Carolina Bank and Trust Company ("CCB"). CCBF has filed with the Securities and Exchange Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") covering shares of CCBF's common stock, $5.00 par value, and related Series A Junior Participating Perferred Stock purchase rights (collectively, the "Common Stock") to be issued to the shareholders of SCBC in connection with the Merger.
     In our capacity as counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Restated Charter and Bylaws of CCBF, (ii) the corporate resolutions and other records of actions taken by the Board of Directors of CCBF pertaining to the Agreement, (iii) the Agreement, (iv) the Registration Statement, (v) the relevant provisions of the Securities Act, as amended, the Bank Holding Company Act of 1956, as amended, the Federal Deposit Insurance Act, as amended, and the regulations promulgated under all of the aforementioned statutes, (vii) the relevant provisions of Chapters 53 and 55 of the North Carolina General Statutes, and (vi) such other documents, records, certificates, papers and legal matters as we have considered necessary as the basis for the opinions given herein. In addition, we have made reasonable inquiries of the officers of CCBF as to all relevant matters. In all examinations of documents, we have assumed the genuineness of all original documents and all signatures and the conformity to original documents of all copies submitted to us as certified, confirmed or photostatic copies.

     On the basis of such examination (and subject to the Registration Statement becoming and remaining effective, approval of the Agreement by the shareholders of CCBF and SCBC, receipt of all required regulatory approvals, and consummation of the Merger and related transactions on the terms and in the manner described in the Agreement), we are of the opinion that the shares of Common Stock to be issued to the shareholders of SCBC, upon the issuance thereof in accordance with the terms and conditions of the agreement, will be legally issued, fully paid and nonassessable.

     We hereby expressly disclaim any duty or responsibility to update this opinion or the information upon which it is based after the date hereof.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the section entitled "Legal Matters" in the Prospectus/Joint Proxy Statement contained in the Registration Statement.
                                                    Yours very truly,
                                         /s/        WARD AND SMITH, P.A.

                                                  WARD AND SMITH, P.A.